Exhibit 5

Opinion and Consent of Morgan, Lewis & Bockius LLP

August 4, 2011

Ultratech, Inc.

3050 Zanker Road

San Jose, California 95134

Re:	Ultratech, Inc. Registration Statement for Offering of

3,300,000 Shares of Common Stock

Dear Ladies and Gentlemen:

We have acted as counsel to Ultratech, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an additional 3,300,000 shares of the Company’s common stock (the “Shares”) for issuance under the Company’s 1993 Stock Option/Stock Issuance Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate and stockholder proceedings taken by the Company with respect to the amendment and restatement of the Plan that added the Shares. Based on such review, we are of the opinion that if, as and when the Shares are issued (and the consideration therefor received) pursuant to (a) the provisions of stock option agreements duly authorized under the Plan and in accordance with the Registration Statement or (b) duly authorized restricted stock unit awards or direct stock issuances under the Plan effected in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP MORGAN, LEWIS & BOCKIUS LLP